Exhibit 2.1




                      DATED 17TH THIS DAY OF SEPTEMBER 2004



                                     BETWEEN



          SECURED DIGITAL APPLICATIONS (M) SDN BHD (Co. No.: 174661-U )
                                ("THE INVESTOR")


                                       AND


           GALLANT SERVICE CENTRE (M) SDN BHD ( Company No: 497893-T)
                                     ("GSC")


                                       AND

               GALLANT IT HOLDINGS SDN BHD (Company No: 504264-K))
                                 ("THE COMPANY")



                                       AND


                     THE PERSONS NAMED IN APPENDIX 1 HERETO
                          ("THE EXISTING SHAREHOLDERS")


              *****************************************************

                             SUBSCRIPTION AGREEMENT

              *****************************************************

         MESSRS. ROSLEY ZECHARIAH
         ADVOCATES & SOLICITORS
         Lot 3B, Level 3, Block D,
         Kompleks Pejabat Damansara,
         Jalan Dungun
         50490 Kuala Lumpur
         Tel: 03-20925069
         Fax: 03- 20925070
         (REF:RZ /2/1003)

THIS AGREEMENT is dated this 17th day of September 2004


BY AND BETWEEN


(1) SECURED DIGITAL APPLICATIONS (M) SDN BHD (Company No.:174661_-U) a private limited company incorporated in Malaysia and having its registered 32B, Jalan 2/66, 47300,Petaling Jaya, Selangor Darul Ehsan (hereinafter referred to as "the Investor");

AND


(2) GALLANT SERVICE CENTRE (M) SDN BHD (Co. No.: 497893-T) a private limited company incorporated in Malaysia and having its registered office at 12-B, Jalan 52/18, Petaling Jaya Selangor ( hereinafter referred to as "GSC")

AND

(3) GALLANT IT HOLDINGS SDN BHD (Co No: 504264-K) a private limited company incorporated in Malaysia and having its registered office at 12-B, Jalan 52/18, Petaling Jaya Selangor (hereinafter referred to as "the Company");

AND


(4)  The persons named in Appendix 1 hereto ("the Existing Shareholders").


WHEREAS :-

(A) GSC is in the business of providing computer sales and services and other services in the information technology industry.

(B)  The Company is in the  business of trading and  retailing  of  computers in
     particular  Apple  Computers,   computer  software  and  in  other  related
     information technology.

(C)  The Company presently has investments in the Related Companies;

 ------------------------- ---------------------- --------------------
 Company                   Ordinary   shares  of  Percentage of
                           RM1.00 each            ordinary shares (%)
  ------------------------- ---------------------- -------------------
 GZ                        100,000                50%
 ------------------------- ---------------------- --------------------
 GITD                      500,000                100%
 ------------------------- ---------------------- --------------------
 GF                        915,000                100%
 ------------------------- ---------------------- --------------------


(D) The Company is desirous of raising additional capital to fund its working capital needs, retail activities and other operations and the working capital needs of the Related Companies.

(E) The Existing Shareholders are the founders of the Company and the Related Companies.

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
(F) The Investor is desirous of investing in the Company through GSC and the Existing Shareholders are desirous of such investment and the Investor and the Existing Shareholders did execute the LOI.

(G) Pursuant to the LOI, the parties agreed that the investment by the Investor into the Company shall be structured and will involve the execution of the following agreements;

     i.   the GSC Share Sale Agreement;

     ii. this agreement being the Subscription Agreement, the Shareholders Agreement and the GITH Management Agreements;

     (H) The maximum amount proposed to be invested by the Investor is RM2,500,000.00 ("the Principal Amount") comprising:

     (i) a sum of RM100,000.00 to the Existing Shareholders pursuant to the GSC Share Sale Agreement; and

     (ii) a sum of up to RM2,400,000.00 for subscription of the Subscription Shares and the Subscription RCPS on the terms following.

(I) The Agreements set out in Recital G above shall be executed simultaneously with each other on the terms herein contained.



NOW THEREFORE THIS AGREEMENT WITNESSETH as follows :-

1.   INTERPRETATION AND DEFINITIONS

     In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice versa, words indicating any one gender shall include the other genders, words indicating natural persons shall include legal persons and bodies corporate and vice versa, terms defined elsewhere in this Agreement shall have the meanings respectively assigned to them and the following terms shall have the meanings respectively assigned to them hereunder, namely :-

"Act" meansthe Malaysian Companies Act, 1965, as amended or revamped from time to time;

"Agreement"    means this Subscription Agreement to govern the terms of the subscription by GSC for the Shares and RCPS in the Company;

"Advances'     means  the  loans  and  advances  (but   excluding   Accrued
               Salaries) made;

               (i) to the Company and/or its subsidiaries by GC and/or the Existing Shareholders and/or Directors and that remain outstanding as at the date of this Agreement ("Advances to the Company");

               (ii) by the Company and/or its  subsidiaries  to GC and/or to the
                    Existing Shareholders and/or Directors and that remain outstanding as at the date of this Agreement ("Advances from the Company");

"Accrued Salaries"  means salaries or any portion thereof due and payable to the
                    Existing Shareholders by the Company up until 31st August 2004 but that has been accrued and remains unpaid todate;

"Audited Accounts"  means the audited balance sheet and profit and loss accounts of the Company for the financial year ending 31st December 2003;

"Balance Sheet Date"means the management accounts of the Company and the Related
                    Companies which shall include profit and loss statements, balance sheets and cash flow statements drawn up until 31/8/04;

"Bank Guarantees"   means  any  and  all  personal  guarantees  that  have  been
                    provided  by  the   Existing   Shareholders   to   financial
                    institutions to secure credit facilities granted to the Company and/or the Related Companies;

"Board" means the board of Directors of the Company for the time being;

"Business"          means the business as described in the Recitals hereto

"Business days"     means all days of the week excluding Saturdays,  Sundays and public holidays in Malaysia;

"Company"           means  Gallant IT Holdings Sdn Bhd (Company  No.:  504264-k)
                    presently  with  an  authorised  share  capital  of  Ringgit
                    Malaysia Five Million only (RM5,000,000.00) divided into five million (5,000,000) ordinary shares of RM1.00 each only of which One Million Eight Hundred and Eighty Six Thousand
                    (1,886,000-00) ordinary shares have been issued and are fully paid-up ("the Company's Existing Paid Up Capital").

"Conversion"        means the conversion of the Subscription RCPS into Shares in the Company pursuant to the terms contained herein;

"Completion"        means  in  respect  of  the  Subscription   Shares  and  the
                    Subscription   RCPS   respectively  the  completion  of  the
                    subscription of the Subscription  Shares or the Subscription
                    RCPS by the Investor subject and pursuant to the terms and conditions of this Agreement;

"Default"           means any breach by the Company or the Existing Shareholders of any material covenant, warranty or undertaking in this Agreement or the Shareholders Agreement and where such breach is capable of being remedied is not remedied within thirty (30) days from the date of a notice in writing from the Investor and/or GSC to remedy;

"Digital Boutique
        Business"   means the new business of setting up an IT  lifestyle  store selling IT products and accessories by introducing customers to the concept of living a digital lifestyle, proposed by the Existing Shareholders to be undertaken by GF;

"Director and
    Directors"      means  one or more  directors  of the  Company  for the time being;

"Due Diligence"     means the  legal,  technical  and  financial  due  diligence exercise conducted or to be conducted by the Investor pursuant to this Agreement;

"Existing
Shareholders"       means the holders of the  ordinary  shares in the Company as
                    at  the  date  of  this  Agreement  and  more   specifically
                    described in Appendix 1 hereto;

"GC"                means   Gallant   Connection   (M)  Sdn  Bhd  (Company  No.:
                    490780-M);

"GF" means Gallant Focus (M) Sdn Bhd (Company No.: 316966-M) a company incorporated in Malaysia which presently has an authorised share capital of Ringgit Malaysia One Million (RM1,000,000) only of which Nine Hundred Fifteen Thousand (915,000) ordinary shares of par value RM1.00 each only have been issued and are fully paid-up;

"GITD               means  Gallant IT  Distribution  (M) Sdn Bhd  (Company  No.:
                    480471-V) a company incorporated in Malaysia which presently has an authorised share capital of Ringgit Malaysia Five Hundred Thousand (RM500,000) only of which Five Hundred Thousand (500,000) ordinary shares of par value RM1.00 each only have been issued and are fully paid-up;

"GITH Management
Agreements"         means the;

                    (i) agreement between the Existing Shareholders and the Company to regulate the provision of management services, particularly in relation to sales and operations, by the Existing Shareholders to the Company, to be executed in the form annexed hereto as Annexure 2.

                    (ii) agreement  between  the  Investor  and the  Company  to regulate the provision of management services, particularly in relation to finance and administration services by the Investor to the Company, to be executed in the form annexed hereto as Annexure 3.


"GSC"               means  Gallant  Service  Centre  (M) Sdn Bhd  (Company  No.:
                    497893-T), a company incorporated in Malaysia which presently has an authorised share capital of Ringgit Malaysia

                    One  Hundred  Thousand  only  (RM100,000.00)  of  which  One
                    Hundred  Thousand  (100,000)  ordinary  shares  of par value
                    RM1.00  each  only have been  issued  and are fully  paid-up
                    ("the GSC Issued Shares");
"GSC Share Sale
 Agreement"         means the  agreement  for the sale of the  entire GSC Issued
                    Shares by Ng Siew Choo and Wong Twee Yom to the Investor for
                    RM100,000.00 ("the GSC Share Sale Consideration") only to be executed simultaneously with this Agreement;

"GZ" means Gallant Zone (M) Sdn Bhd (Company No.: 498849-X), a company incorporated in Malaysia with an authorized capital of RM500,000 of which 200,000 ordinary shares of par value RM1.00 each only have been issued and fully paid up ("the GZ Issued Shares");

"Issue Price"       means the price at which  each  Share  and/or  RCPS shall be issued to GSC which shall be RM1.00 each only;

"IPR" means all intellectual property rights of the Company including without limitation all know- how, confidential information, copyrights in all R & D (in any and all media however made or stored), patents, trademarks and registered designs owned by and used by the Company and/or its subsidiaries and /or developed by the Company and/or its subsidiaries whether registered or not;

"LOI" " means the Letter of Intent dated 20th July 2004 executed between the Existing Shareholders and the Investor;

"Material Contracts" means any arrangement, agreement or contract which is;

                    (i)  onerous on the Company; and

                    (ii) outside the ordinary course of Business;

                    (iii) exceeds a sum of RM250,000.00

"Operating Profit"  means the  operating  profit of the subject  company  before adjustments for depreciation term loan interest and tax but excluding all gains and losses arising from the disposal of assets;

"Parties"           means the Investor, GSC, the Company and the Existing
                    Shareholders;


"Person or Persons" means  one  or  more  individuals,   partnerships,   limited
                    liability companies, corporations, trusts, unincorporated associations or government authorities or agencies;

"RCPS" means the one hundred thousand (100,000) redeemable convertible preference shares with a par value of RM1.00 each only in the Company with the rights and benefits as set out in Appendix 3 herein, to be subscribed for at the Issue Price, by the Investor through GSC;

"Related Companies" means GF, GITD and GZ where the Company is a shareholder;

"Ringgit Malaysia
 or RM"             means the lawful currency of Malaysia

"Share(s)"          means ordinary shares of Ringgit Malaysia One (RM1.00) each only in the Company;

"Shareholder(s)"    means the holders of Shares or RCPS in the Company;

"Shareholders
 Agreement"         means   the   agreement   between   GSC  and  the   Existing
                    Shareholders to regulate their agreement as members of the Company to be executed simultaneously with the execution of this Agreement in the form annexed hereto as Annexure 1;

"Subsidiary"        means the meaning ascribed to it in Section 5 of the
                    Act;

"Subscription Date" means in relation to the subscription by the Investor of the
                    Shares and RCPS, the date falling fourteen (14) business days after the Unconditional Date;

"Subscription
 Shares" means the 500,000 Shares in the Company to be subscribed for by GSC at the Issue Price per Share on the terms herein contained;

"Subscription RCPS" means the 100,000 RCPS in the Company to be  subscribed  for by GSC at the Issue Price per RCPS on the terms herein contained;


"Unconditional
 Date" means the date this Agreement has become unconditional pursuant to Clause 3.2 herein;

"Warranties"        means  the  representations,   warranties  and  undertakings
                    contained in Appendix 2 hereto.

2. AGREEMENT

2.1 At the request of the Existing Shareholders and the Company, the Investor hereby agrees to subscribe through GSC for;

     (a)  the Subscription Shares at the Issue Price per Share; and
     (b)  the Subscription RCPS at the Issue Price per RCPS

     subject to the achievement of the conditions precedent set out in Clause 3 hereto and the Existing Shareholders hereby agree to cause the Company to

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

     issue the Subscription Shares and the Subscription RCPS to GSC on the terms and conditions contained herein.


3. CONDITIONS PRECEDENT

3.1 This Agreement is conditional upon the achievement of the following conditions precedent ("the CP's") within seven (7) Business Days from the date of this Agreement unless extended by mutual agreement of the parties;

     (a) the completion of the GSC Share Sale Agreement on the terms therein contained;

     (b) the execution of the Shareholders Agreement and the GITH Management Agreements;

     (c) the receipt by the Investor of a certified true copy of a resolution of the board of directors of the Company ;

          (i) duly authorising any director or directors to execute this Agreement and any other agreements or documentation related thereto;

          (ii) approving the issuance of the Subscription Shares and the Subscription RCPS in favour of GSC on the terms and conditions of this Agreement;

          (iii)approving the appointment of three (3) persons nominated by the Investor as Directors to the Board of the Company with effect from the Completion Date;

          (iv) approving the reclassification of the share capital of the Company to include the RCPS;

     (d) receipt by the Investor of a certified true copy of a resolution of the Existing Shareholders of the Company approving;

          (i) the waiver of their pre-emption rights in connection with the issuance of the Subscription Shares and Subscription RCPS;

          (ii) the issuance of the Subscription Shares and the Subscription RCPS to GSC on the terms and conditions of this Agreement and the Shareholders Agreement.

          (iii)the appointment of three (3) persons nominated by the Investor as Directors to the Board of the Company with effect from the Completion Date;

     (e) receipt by the Investor of a certified true copy of a resolution of the Existing Shareholders of the Company approving all requisite amendments to the Company's Articles of Association to ensure conformity with the terms of this Agreement and the Shareholders Agreement.

     (f) all other requisite resolutions, duly executed and completed, relating to the issuance of the Subscription Shares and the Subscription RCPS shall be deposited with the Investor's solicitors;

                                       7
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     (g)  the execution and return to the Investor of ;

          (i) a statutory declaration executed by any two (2) directors of the Company confirming that no legal proceedings have been commenced against the Company and/or the Related Companies, that no winding up petitions have been issued against the Company and/or the Related Companies and that neither the Company nor any of the Related Companies have been wound up;

          (ii) statutory declarations executed by the Existing Shareholders declaring that no legal proceedings have been commenced against them and that no bankruptcy petitions have been issued against them and that they have not been declared bankrupt;

          (iii)a letter of undertaking from the Existing Shareholders and/or Directors of the Company confirming that they shall ensure that all technical information required or necessary for the Business of the Company and/or the Related Companies, where developed by the Company or the Related Companies whether solely or jointly with others is or shall forthwith be owned by the Company or the Related Companies respectively either solely or jointly with others (as the case may be) and that they shall ensure that all future technical information developed by the Company or the Related Companies whether solely or jointly with others will belong either solely by the Company or the Related Companies respectively or jointly with others (as the case may be);

          (iv) all letters and undertakings as may be required pursuant to the legal due diligence exercise undertaken.

     (h)  The  Company   having   forwarded  to  the   Investor  the   following
          information/documents;

          (i) all documentation in connection with approvals, consents, licences, authorizations and exemptions from the relevant authorities in connection with the Business of the Company and/or the Related Companies; and


          (ii) a  business  plan  for the  Company  and the  Related  Companies,
               particularly  in  relation  to  the  proposed   Digital  Boutique
               Business acceptable to the Investor;

     (i) the receipt by the Investor of the audited accounts of the Company and each of the Related Companies for the financial years ended 31/12/2001, 31/12/2002 and 31/12/2003 and the management accounts of the Company and each of the Related Companies as at the Balance Sheet Date;

     (j) completion of the Due Diligence exercise and the Investor being satisfied with the results of the Due Diligence exercise particularly that the warranties and representations are true and that there has been no material adverse change in the condition (financial or otherwise) of the Company and/or the Related Companies since the date of the LOI;

     (k) the full compliance with and satisfaction of all such other conditions as may be advised by the Investor's legal counsel.

     (l) the Investor shall have obtained the approval of its Board of Directors for this investment and to enter into this Agreement; and

     (m) the Investor and the Existing Shareholders have arrived at mutually agreed terms in relation to the treatment and/or settlement of the Accrued Salaries and/or the Advances.

     (n) the receipt by the Investor of certified true copies of resolution of both the respective Shareholders and the respective Boards' of Directors of each of the Related Companies approving the appointment of three (3) persons nominated by the Investor as Directors to the respective Boards' of each of the Related Companies with effect from the Completion Date and to subsist for such times as GSC is the holder of the Subscription Shares or the Subscription RCPS.

3.2 The date falling on the day on which the last of the CP's have been achieved and fulfilled shall be the Unconditional Date for this Agreement.

3.3 The CPs provided herein are provided for the benefit of the Investor and may be waived in part or whole at the sole and absolute discretion of the Investor without in any prejudicing the rights of the Investor.


4. THE SUBSCRIPTION

4.1 Within seven (7) days from the fulfilment /satisfaction of all Conditions Precedents, the parties shall do the following for the Completion of the subscription of the Subscription Shares and the Subscription RCPS;

     (i) GSC shall deliver to the Company a bankers cheque/cashiers order or confirmation of a telegraphic transfer in favour of the Company for the sum of Ringgit Malaysia Six Hundred Thousand (RM600,000.00) only; and

     (ii) The Company shall in exchange therefore, issue and deliver to GSC the share certificates pertaining to the Subscription Shares and the Subscription RCPS duly executed by the Company and shall enter the name of GSC as the holder of the Subscription Shares and the Subscription RCPS ("the Completion Date")

4.2 Until Conversion on the terms of this Agreement the holders of the Subscription RCPS shall in addition to the rights set out in Appendix 3 hereto be entitled to receive notices and to vote at all general meetings of the Company and at any such meeting, each Subscription RCPS shall have and be entitled to eighteen (18) votes.

4.3 The RCPS issued to GSC pursuant to the terms of this Agreement shall upon conversion allotment and issue ("the Converted RCPS") rank for all dividends and shall thereafter be entitled to all rights, bonus issues, stock splits accruing to the Converted RCPS or the Shares and in all other respects rank pari passu with the existing Shares of the Company except that the Converted RCPS shall not carry any entitlement to any dividends declared on the Shares of the Company prior to the date of issue and allotment of the Converted RCPS.

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4.4  For the  avoidance  of any doubt,  neither  the  Investor  nor GSC shall be obliged to exercise the Conversion rights attached to the Subscription RCPS in the event the Company and/or the Existing Shareholders are in material breach of any of the Warranties made by it/them in this Agreement or the Shareholders Agreement or in the event there has been a material adverse change in the condition (financial or otherwise) of the Company.

4.5 At the request of the Existing Shareholders, the Investor hereby agrees to indemnify the Existing Shareholders to the extent of fifty-six percent (56%) of any amount for which the Existing Shareholders may become liable pursuant to the Bank Guarantees.

4.6 It is further agreed between the Investor, the Company and the Existing Shareholders that any or all amounts owing by GSC to the Company as at the Balance Sheet Date shall continue to remain as a debt owing by GSC to the Company on the existing terms until such time that the financial position of GSC permits the repayment of the debt.

5. THE WARRANTIES

5.1 The Company and the Existing Shareholders jointly and severally make the Warranties (as set out in Appendix 2) to the Investor and GSC or to any person to whom the benefit of the Warranties are assigned pursuant to this Agreement. Any disclosures made to the Investor by the Company and/or Existing Shareholders shall be of no force or effect unless made in writing.

5.2 The company and the Existing Shareholders acknowledge that the Investor and GSC are entering into this Agreement in reliance upon the Warranties. The Investor and GSC may rescind this Agreement at any time prior to the Completion in the event of a material breach of any of the Warranties without thereby incurring any liability to any of the other parties and shall be entitled to avail itself to all remedies at law.

5.3 Each of the Warranties is without prejudice to any of the other Warranties and no paragraph or sub-paragraph of Appendix 2 shall limit or govern the extent or application of any other paragraph or sub-paragraph.

5.4 Each of the Warranties shall be construed as a separate and independent warranty to the intent that the Investor and GSC shall have a separate right of action in respect of each breach of them.

5.5  The Warranties shall continue in full force after Completion.

5.6 Each Existing Shareholder waives any right which he may have against the Company or otherwise in respect of any misrepresentations or inaccuracies in, or omission from, any information or advice supplied to them by officers or employees or agents of the Company to enable them to give the Warranties.

5.7 Where any statement in Appendix 2 is qualified by the expression "to the best of the knowledge, information and belief of " or "as far as... is aware" or any similar expression it shall be deemed to include an additional statement that it has been made after due and careful inquiry.

5.8 At the Subscription Date, the Existing Shareholders and the Company shall be deemed to have repeated the Warranties to the Investor , GSC and to any person to whom the benefit of the Warranties has been assigned pursuant to the terms of this Agreement with reference to the facts and circumstances then subsisting.

5.9 The Warranties and indemnities contained herein shall not be affected by any investigation by or on behalf of the Investor into the affairs of the Company and notwithstanding the due diligence exercise carried out prior to the signing of this Agreement.

5.10 All disclosure made by the Existing Shareholders to the Investors and GSC pursuant hereto shall be made in writing.

5.11 The Existing Shareholders and the Company shall indemnify and keep the Investor and GSC indemnified in respect of any loss, damage, liability, claim, cost or expense which the Investor may incur, suffer or sustain, whether directly or indirectly as a result of any breach of any of the Warranties.


6. UNDERTAKINGS

6.1 The Company and the Existing Shareholders undertake to GSC that the terms and conditions of the Shareholders Agreement shall be observed and performed by the parties herein.

6.2 Each Existing Shareholder undertakes to GSC to exercise his/her votes as a director of the Company and to manage the Company so that the terms and conditions of the Shareholders Agreement are observed and performed by the parties herein.

6.3  The Company and the Existing Shareholders undertake that GSC shall;

     a) be furnished with a copy of the annual business plan for the Company and the Related Companies, (setting out inter alia strategies, plans and targets of the Business) and including but not limited to operating and capital budgets no later than one (1) month before the start of each financial year of the Company and the Related Companies provided always that in respect of any financial year, GSC may at the request of the Company and/or the Related Companies agree to extend the time for submission of such budgets and/or information to GSC;

     b) have access to the records and facilities of the Company at all times and on a timely basis;

     c) be entitled to appoint an accountant or such other qualified party to oversee the accounting and/or finance function for the account of the Company;

     d) be promptly furnished with all such information as GSC may reasonably require;

     e)   to appoint an auditor acceptable to GSC as auditor of the Company;

     f) have the right of first refusal in relation to the Shares of the Company as more specifically set out in the Shareholders Agreement;

6.4 The Existing Shareholders hereby undertake and confirm with the Investor and GSC that the Principal Amount shall save and except with GSC's written consent be applied for the following purposes;

  Application                                                     Amount (RM)

  (a)      GSC Share Sale Consideration                            100,000.00
  (b)      Working Capital for the Company                         900,000.00
  (c)      Start up funding and Working capital for the
           Digital Boutique Business                             1,500,000.00
                                                                 ------------
           Total                                                 2,500,000.00
                                                                 ------------
6.5 The Existing Shareholders covenant and undertake with the Investor that they shall take and do all necessary things to bring all corporate secretarial matters of the Company and the Related Companies up-to-date including the lodgement of all annual returns of the Company and/or the Related Companies and/or to rectify any errors or omissions in its corporate matters and/or books at their cost and expenses and shall indemnify the Investor, GSC and the Company against all fines, penalties or losses suffered by the Company and/or the Related Companies resulting therefrom. 6.6 The Existing Shareholders hereby covenant and undertake with the Investor and GSC that;

     (a) that GC shall not participate in or in any way be involved in any business that may be in competition, directly or indirectly, with the Company and/or the Related companies;

     (b) that the word "Gallant" shall be removed from the name of GC as soon as possible and in any event before the expiry of three(3) months from the date hereof;

     (c) all existing and future patents or intellectual property rights whatsoever at any time developed or created or acquired by or developed or created in collaboration with or financed or sponsored by the Company and/or the related Companies and all subsequent R & D works shall belong solely to the Company or the Related companies respectively;

     (d) that the mandates given to all financial institutions with which either the Company and/or the Related Companies maintain banking accounts shall be forthwith cancelled and be replaced with a fresh mandate whereby all cheques and/or other instructions to the financial institutions by any of the Company or the Related Companies must be signed by two (2) signatories, one (1) of which shall be a nominee of GSC.

6.7 The Existing Shareholders have, in connection with the proposed investment of the Principal Amount by the Investor through GSC, warranted to the Investor and GSC that for the 12 month period commencing from the Completion Date that;

     6.7.1the Company and GZ shall collectively achieve an Operating Profit, on a consolidated basis, which at a minimum shall be RM350,000.00 ("the Group Profit Guarantee");

     6.7.2and the Existing Shareholders have accordingly agreed to make up any shortfall in the Group Profit Guarantee by paying in cash the differential amount into the Company respectively for such shortfalls within seven (7) days of the determination of such shortfall (if any) by the Auditors.

6.8 The Existing Shareholders shall ensure that the following bank accounts are closed:

     i)   Current  Account No 3993366600  opened by GITH in Public Bank Bhd , PJ
          Section 14 Branch;

     ii) Current Account No 3104888628, opened by GZ in Public Bank Bhd , PJ New Town 14 Branch

6.9 The Existing Shareholders hereby covenant, undertake and agree with GSC and the Investor that pending the completion of this transaction that they shall not breach or cause to be breached any of the matters set out in Appendix 2 hereto.


7. COSTS

7.1 The Company shall pay all secretarial costs in connection with all matters related to or incidental to the requisite amendments to be made to its articles including but not limited to all costs and expenses in relation to the issuance of the Shares and the RCPS and the stamp duties on this Agreement.

7.2 The Existing Shareholders, GSC and the Investor shall each bear their own legal and third party professional fees with respect to the transaction including but not limited to the legal, technical and financial Due Diligence fees, if any.

8. LETTER OF INTENT

     The LOI shall be deemed to be superceded by the terms of this Agreement.

9. CONFIDENTIALITY

9.1 The parties hereto hereby covenant and undertake with each other that they shall, NOT during the period of this Agreement or at any time thereafter, divulge or communicate to any person or Persons any confidential information, research and development, trade secrets and the like relating to, belonging to or disclosed by the Company, the Related Companies and/or the Investor to the other parties to this Agreement and such confidential information shall include all corporate, financial or marketing information relating to the respective parties and/or the Business or any dealings, transactions or affairs or other information relating to the parties pertaining to the Company and its Business. For the purposes of this Clause 9 "confidential information" shall mean all information including but not limited to this Agreement, know-how, data, specifications, reports and other materials, whether in written, oral, electronic or visual form, but does not include information which at the time of disclosure thereof, is in the public domain or, after disclosure, becomes part of the public domain by publication or otherwise, through no fault of the parties or any of them.


10. MUTUAL SUPPORT

10.1 The parties undertake to do or to procure the doing of such things and to perform or procure the performance of all acts necessary for or incidental to the putting into effect or the maintenance of this Agreement and to deal with each other and with the Company in good faith.


11. LAW

11.1 The parties hereto hereby agree to and shall submit to the jurisdiction of the Malaysian Courts.

11.2 This Agreement shall be governed by and interpreted by the laws of Malaysia.


12. NOTICES

12.1 Any notice given by or to any of the parties hereto or by or to the Company in terms of this Agreement shall be given in writing and shall be delivered by hand to the person present or sent by prepaid certificate of post to the persons and addresses as stated in this Agreement or as may be as notified to the Company Secretary from time to time whereupon such notice shall be deemed to have been received when so delivered by hand or sent by telefax or five (5) days after being sent by prepaid certificate of post.


13. GENERAL

13.1 This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof. No agreements, guarantees or representations, whether verbal or in writing, have been concluded, issued or made, upon which either party is relying in concluding this Agreement, save to the extent set out herein.

13.2 The headings appearing in this Agreement have been used for reference purposes only and will not affect its interpretation.

13.3 No indulgence, leniency or extension of time which a party (the "grantor") may grant or show to the other, will in any way prejudice the grantor or preclude the grantor from exercising any of his rights in the future. Any waiver of any breach of this Agreement shall not be deemed to apply to any future breach of that Clause or any other Clause of this Agreement.

13.4 If any particular provision and/or term of this Agreement is found to be defective or unenforceable or is cancelled for any reason (whether by any competent Court or otherwise) then the remaining provisions and/or terms shall continue to be of full force and effect. Each provision and/or term of this Agreement shall accordingly be construed as entirely separate from the other provisions and/or terms hereof.

13.5 Time wherever mentioned in this Agreement, shall be of the essence and shall be strictly adhered to unless otherwise extended or varied in writing by the parties.

13.6 This Agreement shall be deemed effective from the date on which it is signed by the last in time of the parties to sign it.

13.7 Nothing in this Agreement shall be construed as creating a partnership between the Parties or as giving rise to any duties save as provided herein. Save as expressly provided herein the parties hereto shall not be entitled and nor shall they have the power or right to bind, commit or pledge the credit of the other Party.

13.8 The rights and remedies provided herein are cumulative and not exclusive of any rights and remedies provided by law.

13.9 Any amendment, variation or modification of this Agreement shall be in writing and mutually signed by the parties hereto.

13.10The provisions of this Agreement shall be binding on the respective successors-in-title of the parties and assigns of the Investor. The Investor shall be at liberty to assign all its rights benefits and interest in this Agreement at anytime to any third party without the consent of or reference to the other parties hereto.

14. FORCE MAJEURE

14.1 The parties hereto shall not have any claim of any nature whatsoever against each other for failure to fulfil their obligations under this Agreement by reason of force majeure.

14.2 If any obligation of either party is delayed by reason of force majeure, then the period for carrying out such obligation shall be extended to such date as is agreed by the parties hereto in writing.

14.3 For purposes of this Clause 14, "force majeure" shall include, without limitation, any acts of God, fires, strikes, wars, riots, earthquakes, floods, storms, typhoon, lockouts, compliance with governmental requests, laws, regulations, orders or action.


15. SEVERANCE


     (a) All provisions of this Agreement shall be separate and independent stipulations and the invalidity of any provision hereof shall not affect the enforceability of validity of any other provisions. (b) If any provision of this Agreement were or may be declared void but would be valid if the period of application were reduced or if some part of such provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid and effective.

     (c) If any provision of this Agreement were void and no modification is capable of being made to make it valid and effective, then the said provision shall be deemed to have been deleted.


         [THE REST OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorised representatives in the manner hereinbelow.

SIGNED by LIM SOON HOCK                     )
For and/on behalf of                        )
SECURED DIGITAL APPLICATIONS                )    /s/  Lim Soon Hock
(M) SDN BHD (Company No: 174661-U)          )
in the presence of :-

   Renu Zechariah
   Advocate & Solicitor
   Kuala Lumpur

SIGNED by  NG SIEW CHOO                     )
For and/on behalf of                        )    /s/  Ng Siew Choo
GALLANT SERVICE CENTRE (M) SDN BHD          )
(Company No: 497893-T)
in the presence of :-

   Renu Zechariah
   Advocate & Solicitor
   Kuala Lumpur

SIGNED by  WONG TWEE YOM                   )
For and/on behalf of                       )    /s/ Wong Twee Yom
GALLANT IT HOLDINGS SDN BHD                )
(Company No: 504264-K)
in the presence of

   Renu Zechariah
   Advocate & Solicitor
   Kuala Lumpur

SIGNED by                                  )
WONG TWEE YOM                              )     /s/  Wong Twee Yom
NRIC No. 651023-06-5405                    )
in the presence of:                        )

   Renu Zechariah
   Advocate & Solicitor
   Kuala Lumpur


SIGNED by                                 )
NG SIEW CHOO                              )       /s/  Ng Siew Choo
NRIC No. 650220-06-5290                   )
in the presence of:                       )

   Renu Zechariah
   Advocate & Solicitor
   Kuala Lumpur

                                   APPENDIX 1

                    The Existing Shareholders of the Company



         Name /IC/ Address               No of Shares held         Percentage(%)


1)       WONG TWEE YOM                             943,000                  50%
         (NRIC No: 651023-06-5405)

         Correspondence Address
         7, Jalan SS 24/23, Taman Megah
         47301 Petaling Jaya,
         Sealngor.

         Residence Address
         E-1628, Kg Bahru, Tanah Putih,
         25100 Kuantan, Pahang



2)       NG SIEW CHOO                              943,000                  50%
         (NRIC No: 650220-06-5290)

         Correspondence Address
         31, Jalan SS23/21, Taman SEA,
         47301 Petaling Jaya
         Selangor.

         Residence Address
          B1944, Taman Pasifik,
         25100 Kuantan, Pahang

                                   APPENDIX 2


THE REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE COMPANY AND THE EXISTING SHAREHOLDERS

Fully acknowledging that the Investor is entering into this Agreement in reliance on the Warranties and in consideration of the Investor's agreement to subscribe through GSC for the Subscription Shares and the Subscription RCPS, the Company and the Existing Shareholders jointly and severally represent, warrant and undertake to the Investor that as at the date hereof;

     (a) save as envisaged in this Agreement, the authorized and issued share capital of the Company is as recited above; that no loan capital has been issued by the Company that remains outstanding; that no share or loan capital of the Company is under option and pending Completion no share or loan capital will be created or issued and no options will be granted by the Company which could result in the issue of any share or loan capital;

     (b) that save as disclosed to the Investor or save in the ordinary course of business or save as mentioned herein neither the Company nor the Related Companies have disposed of any of its material assets and pending completion will not do so;

     (c) that save as disclosed to the Investor , where the Company and the Related Companies have carried on business, it has been carried on in the ordinary and usual course and save as has been disclosed to the Investor no contracts other than normal contracts necessitated by day-to-day business have been entered into by the Company and/or the Related Companies and that pending completion the said business will be so carried on;

     (d) that, to the best of its knowledge and belief, as at the date hereof neither the Company nor the related Companies have knowingly done or omitted to do any act or thing in contravention or breach of any of the provisions of the relevant statutes or any enactment's or any regulations made thereunder and pending completion will not do so;

     (e) that save as disclosed, to the best of its knowledge and belief all the returns particulars resolutions and other documents required to be filed with or delivered on behalf of the Company and the Related Companies to the Registrar of Companies pursuant to the provisions of the relevant statutes have been correctly and properly made up and filed or delivered;

     (f) that save as disclosed to the Investor, neither the Company nor the Related Companies have incurred any commitments for capital expenditure such as would fall to be disclosed in their respective accounts to be made up at the end of the current financial year and pending completion shall not do so;

     (g) that to the best of its knowledge and belief neither the Company nor the Related Companies have save as has been disclosed to the Investor given any guarantees which are outstanding and that they are not under any liability to give any guarantees and pending completion shall not do so;

     (h) that save as disclosed to the Investor, there are no mortgages charges debentures or other encumbrances on or over the whole or any part of the assets of the Company or the Related companies and pending completion none shall be created;

     (i) that since the date hereof and pending completion no dividend bonus or other distribution has been declared or shall be declared paid or made on any share in the capital of the Company or the Related Companies;

     (j) that save as disclosed to the Investor as at the date hereof the persons who are the directors of the Company or the Related Companies have not received any remuneration that may amount to a salary and have no claims in relation to the same and pending completion shall not be entitled to any such remuneration;

     (k) that to the best of its knowledge and belief the returns made by the Company and the Related Companies for taxation purposes are correct, on a proper basis and are not the subject matter of any dispute with or claim by the appropriate revenue authorities and that the directors are not aware of any fact which might be the occasion of any dispute or claim and that full provision has been made in the said balance sheet for all taxation which has been or may be assessed in respect of or calculated by reference to profits income or gains of the Company, and respectively for the Related Companies earned or accrued up to and including the date hereof;

     (l) the Company has the power and authority to enter into this Agreement and to do all acts and things necessary to give full effect to the terms and conditions of this Agreement and has taken all requisite corporate , governmental action and obtained all the requisite approvals to enable it to enter into and perform this Agreement.

     (m) there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting the assets of the Company or the Related Companies and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing and pending completion, no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on over or affecting the assets of the company or the Related Companies shall be granted or permitted.

     (n) all information given in the Recitals, the Appendices and the Schedules hereto are true, complete and accurate in all material respects.

     (o) the Company will promptly notify in writing the Investor of any matter or thing which is a breach of or inconsistent with any of the Warranties or other provisions hereof which would or might entitle the Investor to resile from this Agreement or claim damages under it;

     (p) any consent, licence, approval or authorisation of any governmental authority in Malaysia which is required in connection with the execution, performances, validity or enforceability of this Agreement and the carrying out of the business of the Company and the Related Companies has been obtained and is in full force and effect and any conditions contained therein or otherwise applying thereto have been duly complied with;


     (q) that neither the Company nor the Related companies are in default under any agreement to which it is a party or by which it is bound and no tax claim, litigation, arbitration administrative proceedings or winding up proceedings are presently current or pending or threatened which default, litigation, arbitration or administrative proceedings, as the case may be, might materially affect the solvency of the Company or the Related Companies (as the case may be) or might materially affect its ability to perform its obligations under this Agreement;


     (r) all information furnished by the Company and the Existing Shareholders to the Investor and/or its agents in connection with the purposes of this Agreement does not contain any untrue statement or omit to state any fact the omission of which makes any statements made therein in the light of the circumstances under which they are made, misleading and all expressions of expectation, intention, belief and opinion and all projections contained therein were honestly made on reasonable grounds after due and careful inquiry by the Company and the Existing Shareholders and that they have fully disclosed in writing to the Investor or its agents all facts relating to them which they know or ought reasonably to know and which are material to the Investor in relation to the purposes of this Agreement;


     (s) there has been no material adverse change in the Company or the Related Companies financial condition or operations since its previous published audited financial statements (where applicable) and the audited financial statements of the Company and the Related Companies in respect of its previous published financial years as delivered to the Investor has been prepared in accordance with generally accepted accounting principles and practices which have been consistently applied and present fairly and accurately the financial position and the results of the operations of the Company and the Related Companies respectively as at such date and, as at such date, neither the Company nor the Related Companies had any significant liabilities (contingent or otherwise) which are not disclosed by, or reserved against in, such financial statement and neither the Company nor the Related Companies had any unrealised or anticipated losses;


     (t) no step has been taken by the Company and/or the Existing Shareholders nor have any legal proceedings been started or threatened against the Company, or the Related Companies for the dissolution or winding up of the Company or the Related Companies or for the appointment of a receiver, trustee or similar officer of them or any of them, or their respective assets;


     (u) the Company and the Related Companies have paid all taxes, levies, duties, charges and fees due in Malaysia in respect of the ownership of their respective assets or the conduct of their respective operations.


     (v) that all the assets of the Company and the Related Companies at the Balance Sheet Date shall be retained and preserved pending completion of this transaction and that no liabilities save as disclosed at the Balance Sheet Date for the Company and/or the Related Companies shall be created or permitted to exist pending completion of this transaction save and except in the ordinary course of business and for Material Contracts only with the consent in writing of the Investor first had and obtained.

     (w) that no encumbrances whatsoever shall be permitted to be created or to exist over the assets of the Company and/or the Related Companies pending completion of this transaction.

          .


                                   APPENDIX 3

                    THE RIGHTS AND TERMS OF THE RCPS HOLDERS

1. The RCPS shall confer on the holders thereof the following rights and privileges:-

     1.1  Issue Price

          Each RCPS with a par value of RM1.00 each only shall be issued at a price of Ringgit Malaysia One (RM1.00) each only ("the Issue Price");

     1.2  Dividends

     Such RCPS shall be entitled:-

     (a) in priority both in regard to dividend and return of capital to all other shares for the time being; and

     (b) to a fixed non-cumulative dividend of three per cent (3%) per annum ("the Fixed Dividend")

     1.3  RCPS rights not to be varied


     Subject to the Act and notwithstanding any provisions that may be contained herein, the rights and privileges of the holders of the RCPS shall not be altered except with the consent of the holders of not less than three-fourths (3/4th) of the holders of such RCPS.


     1.4  Conversion Rights

          a) The RCPS shall be convertible into Shares in the Company at anytime ;

          b) For the purposes of such conversion, the RCPS holder shall give at least fourteen (14) days written notice to the Company of its intention to convert the RCPS held into Shares;

          c) The holder of each RCPS shall upon surrender to the company secretary of the Company of the share certificate relating to the relevant RCPS together with the payment of RM18.00 only be entitled to receive eighteen (18) Shares in the Company credited as fully paid-up Shares.

          d) The Shares issued upon conversion of the RCPS shall rank for all dividends and in all other respects rank pari passu with the existing Shares of the Company except that the said Shares shall not carry any entitlement to any dividends declared prior to the date of issue and allotment of the same.

     1.5  Redemption Rights

          a) The holders of the RCPS shall subject to the provisos following be entitled (but not obliged), fourteen (14) days after it has given written notice to the Company fixing the time and place for the redemption and surrender of the RCPS to be redeemed, require the Company to redeem and the Company shall redeem all such RCPS then surrendered for redemption ;

               (i) at anytime after thirty-six (36) months from the issuance of the RCPS; or

               (ii) immediately upon the occurrence of any Default;

          b) Following the exercise of the rights conferred on the holders of the RCPS as set out in this paragraph 1.5(a) the Company shall be obliged to redeem all the RCPS then outstanding in full by paying to the holders of the RCPS who exercised their redemption rights, the Redemption Price (as herein defined);


          c)   Procedure for Redemption

               (i) At the time and place so fixed each such holder shall against payment of the Redemption Price be bound to surrender to the Company the certificate in relation to the RCPS to be redeemed;

               (ii) The Company shall pay by bankers cheque the Redemption Price for the number of RCPS so surrendered.

     1.6  The Redemption Price

          The redemption price for each RCPS shall be the sum of the Issue Price per RCPS together with the Fixed Dividend from the Subscription Date up until the date of full payment of the same ("the Redemption Price").

     1.7  Company's right to redeem RCPS

          The Company shall not have the right to redeem the RCPS save and except pursuant to an exercise of the rights conferred on the holders of the RCPS pursuant to paragraph 1.5(a) hereto.

     1.8  Notices and meetings

          a) A right to receive notice of general meetings, reports and balance sheets of the Company and to attend and speak either in person or proxy at any general meeting of the Company;.

          b) The holders of the RCPS shall be entitled to vote at any and all general meetings of the Company. Until converted into Shares, each RCPS shall be deemed to carry eighteen (18) votes, that is the equivalent of the votes attaching to 18 Shares at any general meeting of the Company.

     1.9  Liquidation

          a) In the event of the Company being wound-up, the holders of the RCPS shall have the right to have the surplus assets of the Company applied to repaying to them an amount equivalent to the sum of the Issue Price of the RCPS and the Fixed Dividend thereon up until the date of winding up in priority to any payment to the holders of other Shares or classes of shares in the capital of the Company, but shall not be entitled to any further participation in such surplus assets.

          b) In the event of capital and/or premium being written off on a reduction of capital, amounts paid or credited on the Shares and/or any other class of Shares shall be written off before the amounts paid or credited on the RCPS are written off;

     1.10 No higher ranked shares

          Except with the consent of the holders of not less than three-fourths (3/4th) of such RCPS no further Shares or classes of shares shall be issued by the Company ranking prior to the RCPS;

     1.11 Subject to the provisions of and/or limitations set out in this Agreement specifically, Section 61 of the Companies Act, 1965 and of any statutory modification or re-enactment thereof for the time being in force the RCPS shall be redeemed at the Redemption Price.

                                   ANNEXURE 1


        THE FORM OF THE SHAREHOLDERS AGREEMENT TO BE EXECUTED BETWEEN THE
                     EXISTING SHAREHOLDERS AND THE INVESTOR

                                   ANNEXURE 2


               THE FORM OF THE MANAGEMENT AGREEMENT TO BE EXECUTED BETWEEN THE COMPANY AND THE EXISTING SHAREHOLDERS

                                   ANNEXURE 3


               THE FORM OF THE MANAGEMENT AGREEMENT TO BE EXECUTED
                      BETWEEN THE COMPANY AND THE INVESTOR